Exhibit 99.1

News Release
NYSE: MYE

Contact(s):

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Completes Sale of WEK Industries, Inc.

and Announces Segment Reporting Realignment

June 24, 2014, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) announced today that it has completed the sale of WEK Industries, Inc. to Industrial Opportunity Partners, owners of Toledo Molding and Die, Inc. for approximately $19.5 million. The sale of WEK Industries includes manufacturing facilities and offices located in Jefferson, Ohio and Reidsville, North Carolina. Additional terms of the agreement were not disclosed. Western Reserve Partners advised Myers Industries, Inc. in connection with this transaction.

WEK Industries has been a part of the Myers Industries’ Engineered Products Segment and had annual net sales of approximately $36 million in 2013. The majority of WEK Industries sales are driven by custom blow molded plastic parts for the automotive industry.

Commenting on the announcement, John C. Orr, President and Chief Executive Officer said, “The transaction allows WEK Industries to become part of Industrial Opportunity Partners portfolio of custom businesses and better positions the business for growth. We want to wish all of the WEK Industries employees well and thank them for their contributions to Myers Industries.”

On June 2, 2014, Myers announced that it had entered into an agreement to buy Scepter Corporation and Scepter Manufacturing, LLC (Scepter). The proceeds from the sale of WEK, which was not part of Myers’ core growth strategy, will be applied to the debt that will be incurred in the acquisition of Scepter, a leading manufacturer of molded plastic material handling products for the consumer, marine, military and industrial markets. The Scepter acquisition is expected to close in early July.

Orr added, “We are focused on streamlining our business portfolio by expanding our leadership position in our Material Handling Segment and maintaining our strong market position in our Distribution Segment.”

Segment Realignment

In light of this transaction and recent announcements regarding the agreement to purchase Scepter and the commencement of the sale of Myers’ Lawn and Garden Segment, the Company also announced a reporting segment realignment to reduce the reportable segments from four to two. Starting with the second quarter Form 10Q and going forward, Myers will report its underlying earnings in two reportable segments: Material Handling and Distribution.

WEK Industries, which will be reported as discontinued operations in future filings, was previously part of the Engineered Products Segment. The remaining businesses within the Engineered Products Segment, Patch Rubber Company and Ameri-Kart Corp. have been realigned into the Company’s Distribution Segment and Material Handling Segment, respectively, and therefore the Engineered Products Segment has been disbanded.

The new Material Handling Segment will consist of industry leading brands Buckhorn®, Inc., Akro-Mils®, Novel, Myers do Brazil, Jamco Products, Inc., Ameri-Kart®, and, after it is concluded, the recently announced acquisition Scepter.

The new Distribution Segment will consist of Myers® Tire Supply, Myers Tire Supply International, and Patch Rubber Company.

“Today’s announcement of the segment realignment reflects our commitment to grow our returnable packaging, specialty molding, and storage and safety products within the Material Handling Segment,” said Orr. “It also presents the opportunity to grow our Distribution Segment through continued focus on providing the best products for tire repair and retread, and undervehicle repair in a global marketplace. With these changes Myers has increased its focus on growing shareholder value.”

The table below depicts the breakdown of Myers’ 2013 net sales as reported and revised to exclude WEK Industries, Inc. and the Lawn and Garden Segment now positioned to be sold.

Net Sales :

			Unaudited
(dollars in millions)	Reported	% of	Revised	% of
Segment	2013	Total	2013	Total
Material Handling	$322.9	39%	$380.6	65%
Lawn & Garden	204.9	25%	—	0%
Distribution	177.4	21%	204.5	35%
Engineered Products	137.7	17%	—	0%
Intra-segment elimination	(17.7)	-2%	(0.5)	0%

	$825.2	100%	$584.6	100%

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view”, and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; ability to weather the current economic downturn; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and on the Company’s Investor Relations section of its web site at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.